Exhibit 99.1

Diamondback Energy Prices Offering of Senior Notes
May 18, 2020

MIDLAND, Texas, May 18, 2020 (GLOBE NEWSWIRE) -- Diamondback Energy, Inc. (NASDAQ:FANG) (“Diamondback”) announced today that it has priced an offering of $500 million of 4.75% senior notes that will mature on May 31, 2025 (the “Notes”). The price to the public for the Notes is 100% of the principal amount.
Diamondback intends to use the net proceeds from the offering (i) to make an equity contribution to Energen Corporation, Diamondback’s wholly-owned subsidiary (“Energen”), which Energen plans to use to purchase its 4.625% Senior Notes due 2021 (the “4.625% Energen Notes”) that are tendered pursuant to a tender offer by Energen for all of the outstanding 4.625% Energen Notes (the “Tender Offer”) and to pay the premium therefor and accrued and unpaid interest thereon and to pay fees and expenses of the Tender Offer, (ii) to repay a portion of the outstanding borrowings under the revolving credit facility of Diamondback O&G LLC, Diamondback’s wholly-owned subsidiary, and (iii) for general corporate purposes. The offering is expected to close on May 26, 2020, subject to customary closing conditions. The offering of the Notes is not contingent on the closing of the Tender Offer.
The Notes were sold in a registered offering pursuant to an effective shelf registration statement on Form S-3ASR that was previously filed with the Securities and Exchange Commission, a prospectus supplement and related base prospectus for the offering.
J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC served as joint book-running managers for the offering. When available, copies of the prospectus supplement and related base prospectus for the offering may be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, Attn: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717 (or telephone at 1-866-803-9204), Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, Attn: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717 (or telephone at 800-831-9146 or email at prospectus@citi.com) or Wells Fargo Securities, LLC, 608 2nd Avenue South, Suite 1000, Minneapolis, Minnesota, Attn: WFS Customer Service (or telephone 1-800-645-3751 or e-mail at wfcustomerservices@wellsfargo.com). Electronic copies of the prospectus supplement and related base prospectus for the offering will also be available on the website of the Securities and Exchange Commission at www.sec.gov.
This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The offering of the Notes may only be made by means of a prospectus supplement and related base prospectus. This press release is neither an offer to sell nor a solicitation of an offer to buy the 4.625% Energen Notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.
Forward Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Diamondback assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Diamondback. Information concerning these risks and other factors can be found in Diamondback’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K and any amendments thereto, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Diamondback undertakes no obligation to update or revise any forward-looking statement.
Investor Contact: Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com

Source: Diamondback Energy, Inc.